Exhibit 5.1

October 9, 2026

Worksport Ltd.

2500 N America Dr.

West Seneca, NY 14224

Re: Worksport Ltd. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Worksport Ltd., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,452,276 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable pursuant to the Worksport Ltd. 2022 Equity Incentive Plan, as amended (the “Plan”), which Shares became reserved for issuance under the Plan as a result of the automatic increases effective July 1, 2026 and October 1, 2026 pursuant to the evergreen provision of the Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s articles of incorporation and bylaws, each as amended and currently in effect, the Plan, resolutions of the Company’s board of directors and the compensation committee thereof relating to the Plan and the Registration Statement, and such other records, documents, certificates and instruments as we have deemed necessary or appropriate as a basis for the opinion expressed below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy and completeness of all corporate records made available to us. As to questions of fact material to this opinion, we have relied upon certificates of officers of the Company.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor (in an amount not less than par value) in accordance with the terms of the Plan and any applicable award agreement thereunder, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than Chapter 78 of the Nevada Revised Statutes. This opinion is limited to the matters expressly stated herein, is rendered as of the date hereof, and we assume no obligation to advise you of facts or changes in law that may hereafter come to our attention.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP